EXHIBIT 10ab

                     [FORM OF EXECUTIVE SEVERANCE AGREEMENT]

                                    AGREEMENT

                                  I.  RECITALS

     A. The parties to this Agreement are U S WEST, Inc. and its subsidiaries and affiliated companies collectively ("U S WEST") at 7800 East Orchard Road, Englewood, Colorado 80111 and ________________________ (hereinafter "Executive") whose address is _____________________________________, Executive is currently employed by U S WEST ________________________________ as
________________________________________.

     B. This Agreement sets forth the understanding between U S WEST and Executive concerning the circumstances under which Executive will be entitled to receive severance benefits in the event his employment with U S WEST is terminated under circumstances identified in this Agreement and describes the nature and amount of the severance benefits.

     C.   1.   IT IS UNDERSTOOD AND AGREED BY U S WEST AND EXECUTIVE THAT THIS
AGREEMENT DOES NOT CONTAIN ANY PROMISE OR REPRESENTATION CONCERNING THE TERMS, CONDITIONS, OR DURATION OF EXECUTIVE'S EMPLOYMENT WITH U S WEST OR ANY SUBSIDIARY OR AFFILIATED COMPANY OR THE CIRCUMSTANCES UNDER OR THE PROCEDURES BY WHICH THE EMPLOYMENT RELATIONSHIP MAY BE TERMINATED. EXECUTIVE SPECIFICALLY ACKNOWLEDGES THAT HIS EMPLOYMENT WITH U S WEST, INC. OR ANY SUBSIDIARY OR AFFILIATED COMPANY IS AT-WILL AND MAY BE ALTERED OR TERMINATED BY EITHER EXECUTIVE OR U S WEST AT ANY TIME, WITH OR WITHOUT CAUSE AND/OR WITH OR WITHOUT NOTICE. THIS AT-WILL EMPLOYMENT RELATIONSHIP MAY NOT BE MODIFIED UNLESS IN A WRITTEN AGREEMENT SIGNED BY THE EXECUTIVE AND AN AUTHORIZED OFFICER OF U S WEST.

          2. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE WRITTEN POLICIES AND PROCEDURES OF U S WEST, INC. AND ITS SUBSIDIARIES AND AFFILIATED COMPANIES DO NOT CONSTITUTE CONTRACTS BETWEEN U S WEST AND EXECUTIVE, AND THAT THE POLICIES AND PROCEDURES ARE SUBJECT TO CHANGE BY U S WEST AT ANY TIME IN U S WEST'S SOLE DISCRETION. EXECUTIVE ACKNOWLEDGES THAT, AS OF THE DATE OF EXECUTION OF THIS AGREEMENT, THERE IS NO CONTRACT, EITHER EXPRESSED OR IMPLIED, IN EFFECT BETWEEN EXECUTIVE AND U S WEST THAT ALTERS THE AT-WILL EMPLOYMENT RELATIONSHIP OR CREATES OR IMPLIES THE EXISTENCE OF AN EMPLOYMENT CONTRACT OR TERM OF EMPLOYMENT BETWEEN THE PARTIES. EXECUTIVE ACKNOWLEDGES THAT, WITH THE EXCEPTION OF EXECUTIVE'S STOCK OPTION AGREEMENTS AND

EXECUTIVE'S RESTRICTED STOCK AGREEMENTS AND ANY NEGOTIATED AND DULY EXECUTED:
PENSION, MEDICAL, DEFERRED COMPENSATION, LIFE INSURANCE, LONG TERM INCENTIVE PROGRAM (LTIP), SHORT TERM INCENTIVE PROGRAM (STIP), AND/OR CHANGE OF CONTROL AGREEMENTS,THERE ARE NO OTHER CONTRACTS IN EFFECT BETWEEN EXECUTIVE AND
U S WEST, INC. OR ANY SUBSIDIARY OR AFFILIATED COMPANY AS OF THE DATE OF EXECUTION OF THIS AGREEMENT PROVIDING FOR SEVERANCE BENEFITS.

     D. In consideration of the mutual covenants contained herein and other valuable consideration, receipt of which is hereby acknowledged, the parties contract and agree as follows.

                         II.   DEFINITIONS

     The following definitions apply for the purposes of only this Agreement:

     A. "COMPANY INFORMATION" means any confidential, legal, financial, marketing, business, technical, or other information, including specifically but not exclusively, information that Executive prepared, caused to be prepared, or received in connection Executive's employment with U S WEST , such as, management and business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to U S WEST which shall have been obtained and/or learned during his employment and which shall not be public knowledge. This definition does not apply to (a) information or knowledge that already is or subsequently may come into the public domain after the termination of employment other than by way of unauthorized disclosure by Executive, or (b) information or knowledge that Executive is required to disclose by order of a court or governmental agency after timely notice is provided to U S WEST to allow the U S WEST to take legal action with respect to the matter.

     B. "COMPANY PROPERTY" means, reports, files, memoranda, records, credit cards, keys, passes, computer access codes, software, cellular phones, computer equipment, facsimile equipment and other property which Executive has requested or received, prepared or helped to prepare in connection with his employment. COMPANY PROPERTY includes any copies, duplicates, reproductions or excerpts of the materials outlined in this paragraph.

     C. "CONDITIONS" means that: (1) Executive has been DISCHARGED FROM EMPLOYMENT; (2) within fifty (50) days after the date of Executive's DISCHARGE FROM EMPLOYMENT, Executive has executed and delivered to the office of the Executive Vice President Law and Human Resources and General Counsel for
U S WEST, Inc. a WAIVER & RELEASE; (3) the period for revocation of the WAIVER & RELEASE has expired; (4) and Executive has complied with the requirements regarding return of all CONFIDENTIAL PROPERTY defined in this Agreement.

     D. "DISCHARGE FOR CAUSE" means Executive's discharge from employment due to Executive's intentional breach of or failure to perform his employment duties, intentional engaging in conduct that is demonstrably and materially injurious to U S WEST, monetarily or otherwise, or failure to comply with the U S WEST Code of Business Ethics and Conduct, Corporate Policies or Compliance Plans. The parties acknowledge that this definition of DISCHARGE FOR CAUSE is not intended and does not apply to any aspect of the relationship between U S WEST and any of its employees, including Executive, beyond determining Executive's entitlement to SEVERANCE BENEFITS under this Agreement.

     E. "DISCHARGE(D) FROM EMPLOYMENT" means Executive's involuntary and permanent separation from employment with U S WEST by virtue of discharge without cause, layoff as a part of a reduction in force, or RESIGNATION OR RETIREMENT UNDER CERTAIN CIRCUMSTANCES. DISCHARGE(D) FROM EMPLOYMENT shall not include any other circumstances, including, but not limited to, Executive's DISCHARGE FOR CAUSE, Executive's resignation or retirement, any leave of absence, the termination of Executive's employment due to death or disability, or the transfer of Executive to a new location or the reassignment of Executive to U S WEST, Inc. or a wholly or partially owned subsidiary (except as otherwise provided for herein) of U S WEST, Inc.

     F. "LTIP" means the U S WEST, Inc. Executive Long Term Incentive Plan and the U S WEST Communications Executive Long Term Incentive Plan.

     G. "RESIGN(ATION) OR RETIRE(MENT) UNDER CERTAIN CIRCUMSTANCES" means that Executive has elected to resign or retire under the following circumstances:

          1. that Executive has been offered, and has resigned or retired rather than accept, a transfer or assignment to another position within the United States, the United Kingdom or Continental Europe (this provision relating to the United Kingdom and Continental Europe shall apply only until _____________) with U S WEST, Inc., a subsidiary of U S WEST, Inc., or an affiliated entity in which U S WEST, Inc. owns, directly or indirectly, 50% or more of the entity, if the new position is not comparable or superior (in terms of responsibility and remuneration) to the position held by Executive immediately prior to the transfer or reassignment; or

          2. that Executive has been offered, and has resigned or retired rather than accept, a transfer or assignment to another position within the United States with a company affiliated with U S WEST, Inc. in which U S WEST, Inc. owns, directly or indirectly, less than 50% of the outstanding stock; or

          3. that Executive has been offered, and has resigned or retired rather than accept, a transfer or reassignment to another position that is not located within the United States.

     H.   "SEVERANCE BENEFITS" means:

                                  Cash Payments

          1. Within thirty (30) days after the date Executive has complied with the CONDITIONS, the U S WEST company that Executive is employed by immediately prior to his DISCHARGE FROM EMPLOYMENT shall pay Executive in United States dollars in the United States the SEVERANCE PAYMENT, as applicable, in appreciation for his many years of service to U S WEST, substantially all of which service was rendered by Executive over many years in the United States.

Applicable state and federal withholding taxes will be deducted from the gross amount of this severance. None of the payments pursuant to this paragraph shall be included in the calculation of Executive's pension or savings benefits with U S WEST.

          2. Within thirty (30) days after the CONDITIONS have been satisfied, the U S WEST company that Executive is employed by immediately prior to his DISCHARGE FROM EMPLOYMENT shall pay to Executive a sum equal to (a) a pro rata portion of the amount that would have been payable to Executive, if any, under the STIP at target and (b) a pro rata portion of the cash value, if any, of the amount that would have been payable to Executive under the LTIP at target. In the event any of such plans have been modified or amended prior to the date of DISCHARGE FROM EMPLOYMENT, the terms of the modified or amended plans shall control. In determining the "target" for the 1996 LTIP, it will be assumed that the 1996 LTIP Total Shareowners' Return ("TSR") is 13.5 %. The amount of the STIP payments payable hereunder may be determined by U S WEST in accordance with any criteria then in place. The amount of any STIP payments made to Executive pursuant to this Agreement will be included in the calculation of Executive's nonqualified pension benefits.

          3. Within thirty (30) days after the CONDITIONS are satisfied, the U S WEST company that Executive is employed by immediately prior to his DISCHARGE FROM EMPLOYMENT shall pay to the Executive (less applicable taxes), an amount equal to the balance available to Executive for financial counseling services for the remainder of the year of the Executive's termination and will pay to Executive (less applicable taxes), the amount available for financial counseling services for the following year. In the alternative, if U S WEST is providing financial counseling services to the Executive at a group rate, U S WEST will maintain in place the level of financial counseling services paid for by U S WEST for the remainder of the year of Executive's termination and for the following year.

                             Stock and Stock Options

          4. All restrictions applicable to any stock granted by U S WEST to Executive under the LTIP shall lapse sixteen (16) days after execution of the WAIVER & RELEASE and the CONDITIONS are satisfied. All restrictions applicable to any stock granted by U S WEST to executive under the STOCK PLAN after February 15, 1996, shall lapse in accordance with the terms of such grants and, if applicable, sixteen (16) days after execution of the WAIVER & RELEASE and the CONDITIONS are satisfied.

          5. (a) Pursuant to the terms of the STOCK PLAN, the Human Resources Committee of the U S WEST, Inc. Board of Directors has the sole discretion to alter or amend the vesting schedule of any stock options or stock appreciation rights granted under the STOCK PLAN prior to October 31, 1995. A pro rata portion of stock options and stock appreciation rights (rounded up to the nearest whole option) issued to Executive on or after October 31, 1995 under the STOCK PLAN that are not exercisable on the date of DISCHARGE FROM EMPLOYMENT shall become fully exercisable sixteen (16) days after execution of the WAIVER & RELEASE by Executive and after the CONDITIONS are satisfied. Such pro rata portion shall be determined on a monthly basis by multiplying the number of options in any grant by a fraction, the numerator of which is the number of full months from grant date to the date of termination and the denominator of which is the original vesting schedule of the grant.

               (b) If Executive's DISCHARGE FROM EMPLOYMENT is concurrent with Executive's retirement from employment as defined in the STOCK PLAN, Executive shall have the right to elect to have Executive's stock options governed by the provisions of II. H. 5. (a) above or by the terms of the agreement under which the options were granted. If Executive fails to make such an election within thirty (30) days after the notice of Executive's DISCHARGE FROM EMPLOYMENT, the stock options will be governed by II. H. 5 (a) above.

          6. Provided Executive does not go into business in competition with U S WEST or become employed by a firm engaged in such competition, as determined in the sole discretion of the Human Resources Committee of the Board of Directors of U S WEST, Inc. or its designee, Executive shall have the right, at any time up to three (3) years after the date of his DISCHARGE FROM EMPLOYMENT (but in no event after the expiration date of the applicable stock options and stock appreciation rights), to exercise stock options and stock appreciation rights held as of the date of DISCHARGE FROM EMPLOYMENT. In the event Executive does go into business in competition with U S WEST or becomes employed by a firm that is engaged in such competition within the three (3) year period, Executive shall have ninety (90) days after the date that he becomes employed in the competitive position to exercise any stock options and stock appreciation rights that have not previously expired to the extent that such stock options and stock appreciation rights are then otherwise exercisable.

                       Medical, Dental and Vision Benefits

          7. The U S WEST company that Executive is an employee of immediately prior to his DISCHARGE FROM EMPLOYMENT shall take such steps as are necessary to permit the Executive to continue, in full force and effect and "AT U S WEST'S EXPENSE" for the "APPLICABLE PERIOD," medical, dental and vision benefits for Executive and the Executive's dependents on the same basis as if Executive had remained an active employee during such applicable period; provided, however, that all rights to such benefits (except the right to continue health plan coverage at the Executive's own expense under COBRA) shall terminate if the CONDITIONS are not satisfied within ninety (90) days after the date of Executive's DISCHARGE FROM EMPLOYMENT with U S WEST.

                            Career Guidance Services

          8. The U S WEST company that Executive is an employee of immediately prior to his DISCHARGE FROM EMPLOYMENT shall take such steps as are necessary to provide career guidance services to Executive through an outside consulting firm selected by U S WEST; provided, however, that U S WEST may terminate such services if the CONDITIONS are not satisfied within ninety (90) days of the date of his DISCHARGE FROM EMPLOYMENT. U S WEST will have sole discretion to determine the exact amounts of career guidance services that will be provided, and Executive does not have any right to receive a cash payment in lieu of career guidance services.

     I.   "SEVERANCE PAYMENT" means a payment amount equal to:

          1. If Executive is a Band 1 Officer (or successor designation) on the date that Executive is notified of his DISCHARGE FROM EMPLOYMENT, a lump sum severance amount equal to two (2) times Executive's annual base salary in effect on the date of such notification; or

          2. If Executive is either a Band 2 or Band 3 Officer (or successor designation) on the date that Executive is notified of his DISCHARGE FROM EMPLOYMENT, a lump sum severance amount equal to one and one-half (1.5) times Executive's base salary in effect on the date of notification.

     J. "STOCK PLAN" means the U S WEST, Inc. 1994 Stock Plan and its predecessor and successor plans.

     K. "STIP" means the U S WEST Inc. Short Term Incentive Plan, the Executive Short Term Incentive Plan or the short term incentive plan for the Executive's business unit as applicable.

     L. "U S WEST" means U S WEST, Inc. and any subsidiary, division or affiliated company unless otherwise specifically stated herein.

     M. "WAIVER & RELEASE" means the waiver and release of claims against U S WEST and their representatives, in the form attached hereto as Appendix "A."

     N. Solely for purposes of section II.H.7. of this Agreement relating to medical, dental and vision benefits: (i) the phrase "AT U S WEST'S EXPENSE" means that, if Executive makes a timely election of COBRA coverage, the U S WEST company Executive is employed by immediately prior to his DISCHARGE FROM EMPLOYMENT will waive the first six (6) months of COBRA premiums and, if the Executive is not eligible at the expiration of the initial six (6) month period for coverage under another employer's health plan, the U S WEST company Executive is employed by immediately prior to his DISCHARGE FROM EMPLOYMENT will provide the Executive with a lump sum payment equivalent to twelve (12) months of COBRA premiums (less applicable taxes); and (ii) the term "APPLICABLE PERIOD" means the eighteen (18) months following the date of the Executive's DISCHARGE FROM EMPLOYMENT or, if less than eighteen (18) months, the period for which the U S WEST Health Care Plan is required to extend continuation coverage under COBRA.

                                 III.  COVENANTS

     A.   CONSIDERATION.   U S WEST agrees to provide the following to Executive
as consideration for the execution of this Agreement:

          1.   Employment at U S WEST;

          2.   Eligibility for SEVERANCE BENEFITS described in the Agreement;
               and

          3. The sum of One Thousand Dollars ($1,000.00) which will be paid within thirty (30) days after the execution of this Agreement. This sum will not be included in the calculation of any qualified or non-qualified retirement or welfare benefits to which Executive may otherwise be entitled.

     B.   RECEIPT OF SEVERANCE BENEFITS.

          1. In the event Executive is employed as a Band 1, Band 2 or Band 3 officer, or any successor designation, on the date Executive is notified of his DISCHARGE FROM EMPLOYMENT, Executive will receive SEVERANCE BENEFITS only if he has complied fully with the CONDITIONS including, but not limited to, execution of the WAIVER & RELEASE. Executive agrees that if provided, the SEVERANCE BENEFITS are provided, in part, in exchange for the elimination of any obligation of U S WEST to compensate Executive for the remainder of the term of any Expatriate Agreement and that if Executive is not entitled to any compensation in addition to the SEVERANCE BENEFITS upon satisfaction of the CONDITIONS. U S WEST will have no responsibility for any taxes on the SEVERANCE BENEFITS, including no responsibility to follow the Taxation Methodology approach outlined in any Expatriate agreement. Executive agrees to indemnify U S WEST and hold U S WEST harmless for any liability for any taxes due on the SEVERANCE BENEFITS. Executive agrees that if provided, the SEVERANCE BENEFITS are provided, in part, in exchange for the elimination of any obligation of U S WEST to compensate Executive for the remainder of the term of any Expatriate Agreement and that Executive is not entitled to any compensation in addition to the SEVERANCE BENEFITS upon satisfaction of the CONDITIONS. U S WEST will have no responsibility for any taxes on the SEVERANCE BENEFITS, including no responsibility to follow the Taxation Methodology approach outlined in any Expatriate agreement. Executive agrees to indemnify U S WEST and hold U S WEST harmless for any liability for any taxes due from Executive on the SEVERANCE BENEFITS. Executive will not be entitled to receive SEVERANCE BENEFITS pursuant to this Agreement if Executive is not DISCHARGED FROM EMPLOYMENT.

          2. In the event Executive accepts a transfer or reassignment to a position with a company affiliated with U S WEST, Inc. in which U S WEST, Inc. owns, directly or indirectly, less than 50% of the outstanding stock, this Agreement shall terminate on the date Executive begins employment with the affiliated company, with the exception that the arbitration provisions shall remain in full force and effect with respect to any disputes arising from or related to Executive's employment and/or termination from employment with U S WEST.

          3. In the event Executive was covered by this Agreement, but is not a Band 1, 2 or 3 officer (or successor designation) for a period of less than 12 months on the date he is notified of his DISCHARGE FROM EMPLOYMENT or the date of Executive's notice of intent to RESIGN OR RETIRE UNDER CERTAIN CIRCUMSTANCES as the case may be, Executive will be eligible for SEVERANCE BENEFITS under this Agreement. In all other circumstances, if Executive is not a Band 1, 2 or 3 officer (or successor designation) on the date he is notified of his DISCHARGE FROM EMPLOYMENT or the date of Executive's notice to RESIGN OR RETIRE UNDER CERTAIN CIRCUMSTANCES, Executive will only be entitled to severance benefits under the terms and conditions set forth in the U S WEST Management Separation Program or any successor plan, if any, if otherwise eligible under the terms and conditions of that program or plan.

     C.   DEATH, RETIREMENT, DISABILITY.

          1. In the event of the death, retirement or disability of Executive, nothing in this Agreement shall be construed to limit or curtail the right of Executive or, in the case of death, Executive's beneficiaries, to receive the benefits to which they are entitled under the retirement plans, disability policies and other applicable plans maintained by U S WEST.

          2. In the event Executive is notified of his DISCHARGE FROM EMPLOYMENT under circumstances that would qualify Executive to receive SEVERANCE BENEFITS, but Executive dies before he has fulfilled the CONDITIONS, the SEVERANCE BENEFITS will be paid to Executive's estate provided that the CONDITIONS are satisfied by the estate within ninety (90) days of Executive's death.

     D.   RETURN AND PROTECTION OF PROPERTY AND COMPANY INFORMATION.

          1. Within five (5) days after the date Executive's employment terminates, for whatever reason, Executive agrees to return to U S WEST all COMPANY PROPERTY.

          2. Executive agrees to hold in a fiduciary capacity for the benefit of U S WEST all secret or CONFIDENTIAL INFORMATION COMPANY INFORMATION, including, without limitation, secret or other non-public knowledge or data relating to U S WEST and its respective businesses, which shall have been obtained and/or learned during his employment and which shall not be public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with U S WEST, Executive will not, without prior written consent of U S WEST, communicate or divulge any such information, knowledge or data to anyone other than U S WEST or its designated representative.

          3. Executive agrees that any inventions, discoveries, creations (including without limitation software, writings, drawings and other works), improvements, confidential information or other intellectual property that he may develop or create, or assist in developing or any creating, during his employment with U S WEST, whether or not patentable or eligible for copyright, which relate to the actual, planned, or foreseeable business or other activities of U S WEST, or which result from his work for U S WEST, are the exclusive property of U S WEST and at no time later than his termination of employment with U S WEST Executive agrees to disclose promptly such intellectual property to U S WEST and will, both during and after his employment, and without additional compensation, execute all assignments and other documents and do all things reasonably necessary to secure and enforce U.S. and foreign intellectual property rights for U S WEST , including patents and copyrights.

          4. Executive shall comply with the provisions relating to the return and protection of COMPANY PROPERTY and COMPANY INFORMATION following the termination of his employment, regardless of whether he is eligible to receive SEVERANCE BENEFITS pursuant to this Agreement.

     E.   NONSOLICITATION OF EMPLOYEES.   Executive agrees that he will not for
a period of one (1) year immediately following the termination of his employment with U S WEST for any reason, either Executive's own account or in conjunction with or on behalf of any other person or entity whatsoever, directly or indirectly induce, solicit, or entice away any person who is a managerial level employee of U S WEST (including, but not limited to an Officer, Executive Director or director-level employee (or any equivalent or successor term for such employees)) at the time of or any time during the three (3) months immediately preceding Executive's termination of employment.

     F.   ARBITRATION OF  DISPUTES.

          1. Any claim, controversy or dispute between Executive and U S WEST, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to the interpretation of this Agreement; claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. Section 1981, Section 1981a, Section 1983,
Section 1985, or Section 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Colorado Anti-Discrimination Act; or claims under any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration. The only legal claims between Executive and U S WEST that are not included for arbitration within this Agreement are claims by Executive for workers' compensation or unemployment compensation benefits and/or claims for benefits under any U S WEST benefit plan, if the plan does not provide for arbitration of such disputes. BY SIGNING THIS AGREEMENT, EXECUTIVE VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHT HE MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO A JURY TRIAL AND THE RIGHT TO RECOVER PUNITIVE DAMAGES ON ANY COMMON LAW AND/OR CONTRACT CLAIMS. The Federal Arbitration Act, 9 U.S.C. Sections 1-16 ("FAA") shall govern the arbitrability of all claims, provided that they are enforceable under the FAA, as it may be amended from time to time. In the event the FAA does not govern, the Colorado Uniform Arbitration Act shall apply. Additionally, the substantive law of Colorado, to the extent it is consistent with the terms stated in this Agreement for arbitration, shall apply to any common law claims. This Agreement for arbitration supersedes any other arbitration agreement Executive and U S WEST to the extent they are inconsistent.

          2. A single arbitrator engaged in the practice of law shall conduct the arbitration under the applicable rules and procedures of the American Arbitration Association ("AAA"). Any dispute, that relates directly or indirectly Executive's employment with U S WEST or to the termination of Executive's employment will be conducted under the AAA Employment Dispute Resolution Rules, effective November 1993. The arbitrator shall be chosen from a state other than Executive's state of residence and other than Colorado.
Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law. All arbitration proceedings, including without limitation, settlements and awards, under this Agreement will be confidential. The parties shall share equally the hourly fees of the arbitrator. U S WEST shall pay the expenses (such as travel and lodging) of the arbitrator. The prevailing party in any arbitration may be entitled to receive reasonable attorneys' fees. The arbitrator's decision and award shall be final and binding, as to all claims that were, or could have been, raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered to any court having jurisdiction thereof. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

                            IV. ADDITIONAL PROVISIONS

     A. BINDING EFFECT. This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors, subsidiaries, affiliates and assigns of U S WEST and Executive.

     B. CHANGE OF CONTROL. If Executive and U S WEST, Inc. have entered into a Change of Control Agreement that is in force on the date that a "change of control" (as defined in the Change of Control Agreement) of U S WEST, Inc. occurs and Executive is entitled to and elects to receive benefits under the Change of Control Agreement, the terms of the Change of Control Agreement shall supersede this Agreement, whether the Change of Control Agreement was signed prior to or subsequent to the execution of this Agreement, and Executive will not be entitled to SEVERANCE BENEFITS under this Agreement.

     C. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties with respect to the matters addressed herein and supersedes all prior representations, understandings and agreements of the parties with respect thereto, with the following exception. In the event a court declares the arbitration provisions of this Agreement to be unenforceable for any reason, any prior agreement by Executive to submit employment disputes to arbitration shall remain enforceable. This Agreement may be modified only by a written agreement executed by both Executive and an authorized officer of U S WEST.

     D. GOVERNING LAW. Except as otherwise specifically stated for any provision of this Agreement, the substantive law of Colorado, only to the extent it is consistent with the terms stated herein, shall apply to any claims between the parties to the extent not preempted by ERISA or other applicable federal law.

     E. NOTICES. All notices and communications required by this Agreement shall be in writing and delivered by hand delivery, by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail, addressed as follows:

          To Executive:

          _______________________________
          _______________________________
          _______________________________

          To U S WEST:

          U S WEST, Inc.
          Executive Vice President Law and Human Resources and General Counsel

          7800 East Orchard Road, Room 200
          Englewood, CO  80111

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     F. AVAILABILITY OF INJUNCTIVE RELIEF. The parties agree that U S WEST would suffer irreparable injury if Executive breaches his responsibilities relating to the return and protection of COMPANY INFORMATION or COMPANY PROPERTY and that the injury would not be compensable fully in monetary damages. Accordingly, in the event Executive breaches or threatens to breach that condition, the arbitration provisions of this Agreement shall not prevent
U S WEST or Executive from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations relating to the return and protection of COMPANY INFORMATION or COMPANY PROPERTY, pending decision on the merits by the arbitrator.

     G. WAIVER OF BREACH. The waiver by either U S WEST or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either party.

     H.   SEVERABILITY.

          1. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions and/or clauses contained herein shall not in any way be affected or impaired thereby. Any clause and/or provision that is found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. A claim by either party that any provision of this Agreement is invalid, illegal or unenforceable shall be determined by an arbitrator under the arbitration provisions of this Agreement. In the event an arbitrator determines that any provision of this Agreement is invalid, illegal or unenforceable for any reason, it is the mutual desire of the parties that the arbitrator reform the Agreement to the minimum extent necessary to render such provision valid and enforceable and direct the parties to comply with the requirements of this Agreement as modified.

          2. To the extent the arbitration provisions of any prior agreement between the parties are inconsistent with the arbitration provisions in the Agreement or incorporated herein, the arbitration provisions of this Agreement shall supersede the conflicting terms, with the sole exception of the arbitration provisions contained in any change of control Agreement between the parties that is governed by section IV(B) of this Agreement. In the event a court or arbitrator concludes that the arbitration provisions of this Agreement are not enforceable, then any agreement executed by the parties prior to the execution of this Agreement that provides for the arbitration of disputes shall be fully enforceable.

     I. EXPATRIATE AGREEMENTS. This Agreement shall control if there is any conflict between the terms of the Expatriate Agreement and this Agreement with the exception of any specially negotiated and duly executed short or long term incentive agreements. Executive agrees that this Agreement provides the only severance benefits and compensation for the Executive in the event of Executive's DISCHARGE FROM EMPLOYMENT and supersedes and replaces the obligations of U S WEST in the "Company initiated termination" or similar provisions under any Expatriate Agreement.

     J.   ACKNOWLEDGMENTS.  Executive confirms that:

          1. U S WEST has advised Executive to consult legal counsel before signing this Agreement or the WAIVER AND RELEASE provided for herein.

          2. Executive has reviewed this Agreement in its entirety, fully understands its meaning and effect and agrees to its terms.

     K. WAIVER OF CERTAIN RIGHTS, INCLUDING REINSTATEMENT. Executive understands that, by entering into this Agreement:

          1. Executive is voluntarily waiving the following rights relating to claims or complaints based in whole or in part on federal, state or local law, whether statutory or common law, including, without limitation, discrimination under the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 ET SEQ. claims sounding in tort and contract:

               (a) Executive's right to seek reinstatement to employment at U S WEST in the event Executive's employment with U S WEST is terminated;

               (b) Executive's right to a jury trial on claims, including claims against U S WEST relating to Executive's employment and/or termination from employment with U S WEST, which will be governed by arbitration; and

               (c) Executive's right to seek punitive or exemplary damages against U S WEST on any and all common law claims.

          2. Executive is entitled only to the consideration identified in this Agreement and no other consideration value, payment or other compensation of any kind from U S WEST.

          3. Executive has had a period of at least 45 days within which to consider this Agreement prior to its execution.

     L. RIGHT TO REVOKE. Executive has the right to revoke this Agreement for a period of SEVEN (7) days following the date of execution set forth below. The Agreement shall not become effective or enforceable until the revocation period has expired.

     M.   RIGHT TO WAIVE CERTAIN PROVISIONS.  The parties acknowledge that
U S WEST retains the right, in its sole discretion, to waive enforcement of all or any part of the provisions relating to Executive's Waiver of Certain Rights, Including Reinstatement, as set forth in section IV(K) of this Agreement. Such a decision not to enforce all or any provision must be in writing and signed by the U S WEST Executive Vice President Law and Human Resources and General Counsel or his successor or designee. In the event U S WEST chooses not to enforce all or any part of these provisions, the waiver of rights set forth in the applicable provision(s) therein shall be null and void.

     Executed in duplicate this _____ day of ______________________, 1996.

                                             U S WEST


____________________________________         By ______________________________

EXECUTIVE
                                             Its _____________________________

                                   APPENDIX A

                                     RELEASE


     In consideration of the Severance Benefits identified in section II (H) of the Agreement (form "Executive Agreement") between Executive and U S WEST, Inc. or any of its subsidiaries or affiliated companies (hereinafter "Agreement"), Executive, as a free and voluntary act, forever releases and discharges U S WEST, Inc., its subsidiaries, divisions and affiliates, and the directors, officers, employees, agents and representatives of all of them (hereinafter
"U S WEST"), of and from any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action, arising up to the date of this Release, including those which might arise out of allegations relating to claimed breach of an alleged oral or written contract, or related purported employment discrimination or civil rights violations including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. Section 1981, Section 1981a, Section 1983, Section 1985, or Section 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; the Employees Retirement Income Security Act of 1974, as amended, claims under the Colorado Anti-Discrimination Act; or claims under any other similar federal, state or local law or regulation which Executive might have or assert against any of said entitles or persons by
(1) reason of active employment by U S WEST or any associated or affiliated company or the termination of said employment relationship and all circumstances related thereto, or (2) reason of any other matter, case or thing whatsoever that may have occurred prior to the date of execution of this Release. U S WEST specifically disclaims any liability to or for wrongful acts against Executive or any other person on the part of itself, its shareholders, subsidiaries and affiliates and the directors, officers, employees and agents of any of them.

                NOTICE OF REVOCATION FOR ONLY MINNESOTA RESIDENTS

     EXECUTIVE UNDERSTANDS THAT HE MAY RESCIND (THAT IS, CANCEL) THIS RELEASE WITHIN FIFTEEN (15) CALENDAR DAYS OF SIGNING IT. TO BE EFFECTIVE EXECUTIVE'S RESCISSION MUST BE IN WRITING AND DELIVERED TO GENERAL COUNSEL, U S WEST, INC. 7800 EAST ORCHARD ROAD, SUITE 200, ENGLEWOOD, CO 80111, EITHER BY MAIL OR BY HAND DELIVERY WITHIN THE 15-DAY PERIOD. IF BY MAIL, THE RESCISSION MUST BE: (1) POSTMARKED WITHIN THE 15-DAY PERIOD, (2) PROPERLY ADDRESSED, AND (3) SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

                 NOTICE TO EMPLOYEES (40 YEARS OF AGE OR OLDER)
              OF PERIOD TO CONSIDER RELEASE AND OF RIGHTS TO REVOKE

     THIS RELEASE MEANS, IN PART, THAT EXECUTIVE GIVES UP ALL RIGHTS TO DAMAGES OR MONEY BASED ON CLAIMS OF AGE DISCRIMINATION AGAINST U S WEST, IF THE AGE DISCRIMINATION CLAIMS AROSE BEFORE EXECUTIVE SIGNED THIS RELEASE. ANY CLAIMS FOR DAMAGES OR MONEY BASED ON AGE DISCRIMINATION, WHICH MAY ARISE AFTER SIGNING THIS RELEASE, ARE NOT AFFECTED BY THIS RELEASE.

     EXECUTIVE HAS THE RIGHT WITHIN SEVEN (7) DAYS OF THE DATE OF THIS RELEASE TO REVOKE (THAT IS, TO CANCEL) THE RELEASE. IF EXECUTIVE REVOKES THE RELEASE, THEN THE RELEASE SHALL BECOME NULL AND VOID, MEANING EXECUTIVE WILL NOT RECEIVE ANY OF THE PAYMENTS AND OTHER THINGS SET FORTH IN THE AGREEMENT. TO BE EFFECTIVE, EXECUTIVE'S REVOCATION MUST BE IN WRITING AND RETURNED TO THE GENERAL COUNSEL, U S WEST, INC. WITHIN SEVEN (7) DAYS OF THE DATE OF THIS RELEASE. IF BY MAIL, REVOCATION MUST BE (1) POSTMARKED WITHIN THE SEVEN-DAY PERIOD, (2) PROPERLY ADDRESSED TO GENERAL COUNSEL, U S WEST, INC. 7800 EAST ORCHARD ROAD, SUITE 200, ENGLEWOOD, CO 80111, AND (3) SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED. EXECUTIVE AGREES THAT THE MONIES AND OTHER THINGS SET FORTH IN THE AGREEMENT ARE CONSIDERATION TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED WITHOUT SIGNING THIS RELEASE, AND THAT THESE CONSIDERATIONS CONSTITUTE PAYMENT IN EXCHANGE FOR SIGNING THIS RELEASE.

     EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN GIVEN AMPLE TIME, NOT LESS THAN 21 CALENDAR DAYS, TO CONSIDER THIS RELEASE WITH HIS ATTORNEY PRIOR TO SIGNING IT, AND HIS SIGNING OF THIS RELEASE IS COMPLETELY VOLUNTARY.


     Dated this______ day of _____________________________________, 19___.


     U S WEST                                 EXECUTIVE



     By:  _________________________________   By: ____________________________

     Title:  ______________________________


              THIS IS A RELEASE  --  READ CAREFULLY BEFORE SIGNING.
                       YOU SHOULD CONSULT WITH AN ATTORNEY